Exhibit 4.1

AMENDMENT NO. 1 TO TAX BENEFIT PRESERVATION PLAN

This Amendment No. 1 to the Tax Benefit Preservation Plan (this “Amendment”) is made and entered into as of October 31, 2024, by and between American Airlines Group Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (previously known as American Stock Transfer & Trust Company, LLC), as rights agent (the “Rights Agent”), and amends that certain Tax Benefit Preservation Plan, dated as of December 20, 2021 (the “Plan”), by and between the Company and the Rights Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Board of Directors of the Company has determined it advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Plan;

WHEREAS, no Person (as defined in the Plan) has become an Acquiring Person (as defined in the Plan);

WHEREAS, subject to certain limited exceptions, Section 26 of the Plan provides that the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, amend any provision of the Plan in any respect without the approval of any holders of the Rights or Common Stock;

WHEREAS, this Amendment is permitted by Section 26 of the Plan and the Company desires to amend the Plan as set forth below; and

WHEREAS, pursuant to Section 26 of the Plan, the Company hereby directs that the Plan shall be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

Section 1. Amendments to Section 7. Section 7 of the Plan is hereby amended as follows:

a.	Clause 7.1(i) shall be removed and replaced with the following:

(i) the close of business on October 29, 2027 (the “Final Expiration Date”),

b.	Clause 7.1 (v) shall be removed and replaced with the following:

(v) the close of business on October 29, 2025, if Stockholder Approval has not been obtained by that date,

Section 2. Amendments to Exhibits.

a.

All references to the date of “December 20, 2024” in Exhibit B (the Form of Right Certificate) and Exhibit C (the Summary of Rights to Purchase Preferred Stock) to the Plan shall hereby be changed to “October 29, 2027”.

b.

All references to the date of “December 20, 2022” in Exhibit B (the Form of Right Certificate) and Exhibit C (the Summary of Rights to Purchase Preferred Stock) to the Plan shall hereby be changed to “October 29, 2025”.

Section 3. Amendment to Section 32. The last sentence of Section 32 of the Plan is hereby deleted.

Section 4. Effect of this Amendment. It is the intent of the parties hereto that this Amendment constitutes an amendment of the Plan as contemplated by Section 26 thereof. This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Plan shall remain in full force and effect.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 8. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

AMERICAN AIRLINES GROUP INC.

By:	/s/ Devon E. May
Name: Devon E. May
Title: Executive Vice President and Chief Financial Officer

EQUINITI TRUST COMPANY, LLC

By:	/s/ Adam E. Burke
Name: Adam E. Burke
Title: EVP, Chief Customer Officer

Amendment No. 1 to Tax Benefit Preservation Plan